UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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The Midland Company

(Name of Registrant as Specified In Its Charter)

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March 23, 2007

Dear Fellow Midland Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Thursday, April 26, 2007, at 8:30 a.m. local time at our headquarters, 7000 Midland Boulevard, Amelia, Ohio.

At the meeting, we will ask you to elect four members of the Board of Directors, and to ratify the appointment of our independent auditors. We will also review the progress of the Company during the past year and you will have the opportunity to ask questions. The attached Proxy Statement describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to greeting as many of our shareholders as possible.

Sincerely,

/s/ J.P. Hayden III	/s/ John W. Hayden
J.P. HAYDEN III	JOHN W. HAYDEN
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 26, 2007

To the Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of The Midland Company, an Ohio corporation, will be held on Thursday, April 26, 2007 at 8:30 a.m., local time, at the Company’s headquarters, 7000 Midland Boulevard, Amelia, Ohio for the following purposes:

1. To elect four members of the Board of Directors.

2. To ratify the appointment of Deloitte & Touche LLP as Midland’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only holders of record of Midland’s common stock at the close of business on March 20, 2007 are entitled to notice of and to vote at the Annual Meeting. The approximate mailing date of this Proxy Statement and accompanying Proxy Card is March 23, 2007.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please vote as soon as possible by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. For further details, please see the section entitled “Voting” on page 2 of the accompanying Proxy Statement. Any shareholder attending the Annual Meeting may vote in person even if he or she has voted using the proxy card.

By Order of the Board of Directors

/s/ John I. Von Lehman

JOHN I. VON LEHMAN
Amelia, Ohio	Executive Vice President and Secretary
March 23, 2007

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY COMPLETING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

i

ii

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General

We are soliciting the enclosed proxy on behalf of our Board of Directors for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 26, 2007 at 8:30 a.m., local time, and at any postponement or adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held in our headquarters located at 7000 Midland Boulevard, Amelia, Ohio 45102, and the telephone number at that location is (513) 943-7100.

This Proxy Statement and the enclosed proxy card, together with our Annual Report for the fiscal year ended December 31, 2006, were mailed on or about March 23, 2007 to all shareholders entitled to vote at the Annual Meeting.

Our 2006 fiscal year began on January 1, 2006 and ended on December 31, 2006. All references in this Proxy Statement to fiscal 2006 refer to the period from January 1, 2006 through December 31, 2006.

Shareholders Entitled to Vote; Record Date

If you were the owner of record of Midland’s common stock (the “Common Stock”) at the close of business on March 20, 2007 (the “Record Date”), you are entitled to notice of and to vote at the Annual Meeting. For each matter properly submitted for the vote of shareholders at the Annual Meeting, you are entitled to cast one vote for each share of Common Stock that you held as of the Record Date.

As a Shareholder, you have the right to cumulate your votes in the election of directors. If you wish to cumulate your votes, you should multiply the number of shares that you hold by the number of directors being elected. The result will be the total number of votes that you may cast in the election of directors. You may register that number of votes for just one nominee, or you may distribute your votes on the same principle among as many candidates as you wish. You must give written notice to Midland’s President or Secretary if you wish to cumulate your votes. This notice must be received by Midland’s President or Secretary at least 48 hours before the Annual Meeting is scheduled to begin. The proxies being solicited by the Board of Directors allow, and include discretionary authority, for cumulative voting. You may use the enclosed proxy to give notice of your desire to cumulate your votes, but the completed proxy form must be received by Midland’s President or Secretary at least 48 hours before the Annual Meeting.

As of the Record Date, there were 19,305,708 shares of Midland’s Common Stock outstanding and entitled to vote at the Annual Meeting. For information regarding security ownership by management and by the beneficial owners of more than 5% of Midland’s Common Stock, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Quorum; Abstentions; Broker Non-Votes

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting. You are counted as present at the Annual Meeting if you are present in person or have voted by properly submitting a proxy card. We intend to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business but to exclude abstentions and broker non-votes from the calculation of shares entitled to vote. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting

How to vote. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. If desired, you can change your vote at the meeting.

How proxies work. Midland’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize the persons named in the enclosed proxy to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of the director candidates. You may also vote for or against the other proposals or abstain from voting. All proxies properly signed will, unless a different choice is indicated, be voted “FOR” the election of all nominees for Directors proposed by the Board of Directors, and “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2007. You may receive more than one proxy or voting card depending upon how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from such person asking how you want to vote. Although we do not currently anticipate that any other matters will be raised at the meeting, if any other matters come before the meeting or any postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

Changing vote; revoking a proxy. You may revoke your proxy at any time before the vote is taken by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Midland’s Secretary in writing at 7000 Midland Boulevard, Amelia, Ohio 45102-2607.

Solicitation

We will bear the cost of soliciting proxies. We also may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Deadline for Receipt of Shareholder Proposals, Notices and Nominations

If you desire to have proposals included in the Notice for the 2008 Shareholders’ Meeting, you must submit your proposals in writing to Midland’s Secretary at our offices on or before November 23, 2007.

The form of proxy card for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Midland’s Proxy Statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2008 Annual Shareholders’ Meeting, it must be received prior to January 31, 2008. If there is a change in the anticipated date of next year’s annual meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 10-Q filings.

You may nominate your own directors by providing written notice to Midland’s Secretary by December 17, 2007. The notice must identify the nominee(s) and include the information required by the Securities Exchange Act of 1934. More information regarding the director nomination process can be found in the section titled “Director Nomination Process” located on page 7 of this Proxy Statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently has 16 members and is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. At this year’s Annual Meeting, the terms of our Class III directors will expire. The directors identified below in the chart captioned “Director Nominees” are the current Class III directors who have been nominated for re-election to the Board by a majority of the independent directors of the Board of Directors. The term of office of each person elected as a Class III director will continue until the 2010 annual meeting of shareholders or until a successor has been duly elected and qualified.

On July 27, 2006, after 27 years with the Company, John I. Von Lehman, a Class III director, announced plans to retire when he turns 55 in the third quarter of 2007. At a meeting of the Board of Directors on January 25, 2007, the Company decided not to nominate Mr. Von Lehman for re-election in light of his upcoming retirement. No successor to Mr. Von Lehman’s director position has been appointed at this time. In addition, on November 17, 2006, Glenn E. Schembechler, a Class III director, passed away. No successor to Mr. Schembechler has been appointed at this time. The Company extends its condolences to the Schembechler family. We have all lost a great director and friend.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the four nominees named below. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The name and certain information regarding each nominee are set forth below.

DIRECTOR NOMINEES

Name	Age	Position with Midland
J.P. Hayden, Jr.	77	Director
William T. Hayden	53	Director
John M. O’Mara	79	Director
Francis Marie Thrailkill, OSU Ed.D.	69	Director

J.P. Hayden, Jr. has served as a director of Midland since 1961. From 1980 through April 1998, Mr. Hayden served as the Chairman of the Board and Chief Executive Officer of Midland and from 1960 through 1979 as President of Midland. Mr. Hayden has served Midland and its subsidiaries in various capacities since 1950.

William T. Hayden has served as a director of Midland since 1994, and has served as Secretary to the Board of Directors since 1990. He is a partner with the law firm of Katz, Teller, Brant & Hild L.P.A. in Cincinnati, Ohio, which was founded in 1980. Mr. Hayden has practiced law for more than 27 years and has concentrated his practice in the areas of corporate governance, compliance, and ethics, as well as corporate and financial restructurings and corporate bankruptcy. In addition to serving on Midland’s Board, Mr. Hayden is director of CenterBank where he chairs the Executive Compensation Committee and is a member of the Loan Committee.

John M. O’Mara has served as a director of Midland since 1983. He is a business consultant and private investor. Mr. O’Mara has been a financial consultant with Citigroup Venture Capital Ltd. since 1993 and Court Square Capital Partners, L.L.C. since 2006. Prior to 1993, Mr. O’Mara was Chairman and

Chief Executive Officer of Global Natural Resources, Inc. In addition, he is currently a member of the Board of Directors of Baldwin & Lyons, Inc.

Francis Marie Thrailkill, OSU Ed.D., has served as a director of Midland since 2001. Sister Thrailkill is President of the College of Mount St. Joseph in Cincinnati, Ohio and has served in this capacity since 1987. Previously, Sister Thrailkill was President of Springfield College in Illinois.

Class I Directors – Terms Ending in 2008

The following Class I directors have been elected to serve until the annual meeting in 2008 or until their successors have been elected and qualified:

James E. Bushman, 62, has served as a director of Midland since 1997. He is Chairman and Chief Executive Officer of Cast-Fab Technologies, Inc. and Chairman and Chief Executive Officer of Security Systems Equipment Corporation. He has served as Chief Executive Officer of Cast-Fab Technologies, Inc., a privately held manufacturer of castings and precision sheet and plate metal fabrications, since 1988, and as the Chairman and Chief Executive Officer of Security Systems Equipment Corporation, a privately held manufacturer of equipment for the banking and financial services industry, since 1999. He was the President of Carlisle Crane & Excavation, Inc., and the Executive Vice President of Carlisle Enterprises, from 1983 to 1988. Prior to that, Mr. Bushman was a CPA for Arthur Andersen & Co., where he served as a partner from 1977 to 1983, and as a manager from 1972 to 1977. In addition, he is currently a member of the Board of Directors of Ohio National Fund, Inc., The Dow Target Variable Fund, L.L.C., and ABX Air, Inc.

James H. Carey, 74, has served as a director of Midland since 1971. Mr. Carey formerly served as Executive Vice President (Retired) of the Chase Manhattan Bank. He served as Managing Director of Briarcliff Financial Associates, a private financial advisory firm, from 1991 to 2002 and as Chief Executive Officer of National Capital Benefits Corporation, a viatical settlement company, from March 1994 to December 1995. In addition, Mr. Carey is currently Chairman of the Board of Directors of ABX Air, Inc.

John W. Hayden, 49, has served as a director of Midland since 1991. Since 1998 Mr. Hayden has been the Chief Executive Officer and President of Midland. In addition, Mr. Hayden serves as the Chairman, Chief Executive Officer and President of American Modern Insurance Group, Inc., a wholly owned subsidiary of Midland. Before assuming his current responsibilities, Mr. Hayden was a Senior Executive Vice President of Midland and Vice Chairman of American Modern Insurance Group, Inc. Mr. Hayden has served in various capacities for Midland and its subsidiaries with progressively increasing responsibilities since 1981. Mr. Hayden is also currently a member of the Board of Directors of Ohio National Financial Services, Inc., Ohio National Mutual Holding, Inc. and The Ohio National Life Insurance Company.

David B. O’Maley, 60, has served as a director of Midland since 1998. Mr. O’Maley is Chairman of the Board, President and Chief Executive Officer of Ohio National Financial Services, Inc., an intermediate insurance holding company that markets insurance and financial products through its affiliates, and of certain of its affiliated companies including its ultimate parent company. Mr. O’Maley has held these positions since 1994 and has been with Ohio National since 1992. In addition, he is currently a member of the Board of Directors of U.S. Bancorp and KGO Development, Inc.

René J. Robichaud, 48, has served as a director of Midland since 2005. Mr. Robichaud served as Chief Executive Officer of NS Group, Inc. from 2000 until his retirement in 2006. Mr. Robichaud also served as President of NS Group, Inc. from 1999 until his retirement. He previously held the position of Chief Operating Officer of NS Group, Inc. from June 1999 to May 2000. Prior to joining NS Group, Inc., Mr. Robichaud worked in investment banking as a managing director at Salomon Smith Barney.

Class II Directors – Terms Ending in 2009

The following Class II directors have been elected to serve until the annual meeting in 2009 or until their successors have been elected and qualified:

Michael J. Conaton, 73, has served as a director of Midland since 1969. From 1988 until 1998, he served as President of Midland. Mr. Conaton served Midland in various capacities from 1961 until his retirement in 2000. In addition, he served as Chairman of Xavier University’s Board of Trustees for 18 years.

Jerry A. Grundhofer, 62, has served as a director of Midland since 1998. Mr. Grundhofer has served as Chairman of the Board of Directors of U.S. Bancorp since December 30, 2002. He served as Chief Executive Officer of U.S. Bancorp from the merger of Firstar Corporation and U.S. Bancorp in February 2001 until his retirement in 2006. He also served as President of U.S. Bancorp from the time of the merger until October 2004. From 1993 until the merger, he served as Chairman, President and Chief Executive Officer of U.S. Bancorp predecessors Firstar Corporation and Star Banc Corporation. In addition, Mr. Grundhofer is currently a member of the Board of Directors of Ecolab, Inc.

Joseph P. Hayden III, 54, has served as a director of Midland since 1989. He has been Midland’s Chairman of the Board and Chief Operating Officer since 1998. In addition, Mr. Hayden serves as Chairman and Chief Executive Officer of M/G Transport Services, Inc., a wholly owned subsidiary of Midland. Mr. Hayden has served in various capacities for Midland and its subsidiaries with progressively increasing responsibilities since 1975.

William J. Keating, Jr., 53, has served as a director of Midland since 2001. He is a partner with the law firm of Keating Muething & Klekamp PLL, which was founded in 1954. Mr. Keating has practiced law for over 27 years primarily in the area of corporate and business law representing publicly traded and privately held businesses. His practice also includes advising clients on business succession and executive compensation. Mr. Keating is also Co-Chair of the firm’s Business Representation and Transactions Practice Group.

John R. LaBar, 75, has served as a director of Midland since 1963. He is a former Vice President and Secretary of Midland. Mr. LaBar served Midland and its subsidiaries in various capacities from 1953 until his retirement in 1998.

Richard M. Norman, 62, has served as a director of Midland since 2002. He is Senior Vice President for Finance and Business Services and University Treasurer at Miami University in Oxford, Ohio. Mr. Norman has served in his current position at Miami University since August 1999. Prior to August 1999, Mr. Norman served as Vice President for Administration and Associate Treasurer for Rutgers, the State University of New Jersey.

Director Independence

In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the Nasdaq listing standards and Exchange Act rules. Based on these standards, the Board determined that each of the following non-employee directors is independent: James E. Bushman, James H. Carey, Jerry A. Grundhofer, William J. Keating, Jr., Richard M. Norman, David B. O’Maley, John M. O’Mara, René J. Robichaud and Francis Marie Thrailkill, OSU Ed.D.

Meetings and Committees

Our Board of Directors held a total of five meetings during fiscal 2006 and also took certain actions by written consent. No incumbent director during the last fiscal year attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which she/he has been a director) and (ii) the total number of meetings held by all committees on which he or she served. We invite, but do not require, our directors to attend the Annual Meeting. All of our directors attended the 2006 Shareholders’ Meeting.

Our Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. Our Board of Directors has five standing committees: Audit, Compensation, Executive, Governance & Nominating, and Opportunity. The table below indicates the members of each Board committee:

= Chair = Member

Name	Audit	Compensation	Executive	Governance & Nominating	Opportunity
James Bushman (1)

James Carey

Michael Conaton

Jerry Grundhofer

J.P. Hayden, Jr.

J.P. Hayden III

John Hayden

William Keating, Jr.

Richard Norman

David O’Maley

John O’Mara

René Robichaud

Francis Thrailkill

John Von Lehman

(1)	Mr. Bushman is Vice Chairman of the Audit Committee.

Audit Committee. The Audit Committee is responsible for facilitating the Board of Directors’ financial oversight responsibilities for Midland. The Committee is also responsible for appointing, retaining, compensating, overseeing, evaluating and terminating the Company’s independent auditors. The Committee alone has the authority to approve all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors. The independent auditors report directly to the Audit Committee. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Midland concerning accounting, internal accounting controls or auditing matters. The Committee has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters. The Committee also serves as the Company’s Qualified Legal Compliance Committee for purposes of the attorney conduct rules promulgated by the Securities and Exchange Commission. The Committee also produces the Audit Committee Report as it appears in the Proxy Statement. The Board of Directors has determined that Mr. Bushman is an “audit committee financial expert,” as defined under Regulation S-K Item 407(d). Messrs. Bushman, Carey and Norman are “independent” as such term is defined for audit committee members by the listing standards of The NASDAQ Stock Market. The Audit Committee held four meetings during fiscal 2006. The Chairman and/or Vice Chairman of the Audit Committee also participated in seven conference calls in connection with their review and advice to the Board and Company regarding certain of Midland’s earnings releases during fiscal 2006. The Audit Committee’s Charter, as amended, is attached to these proxy materials as Annex A.

Compensation Committee. The Compensation Committee: (a) reviews and establishes the compensation and benefits for Midland’s Named Executive Officers (defined below) and reports these decisions to the Board of Directors; (b) reviews the compensation and benefits for Midland’s other senior executive officers; (c) reviews the design of and administers, as appropriate, Midland’s broad-based incentive plans; (d) determines and establishes the appropriate retirement and severance packages and benefits to be given by Midland to its Named Executive Officers; (e) monitors the conformity of the aforementioned compensation and incentive packages with various laws and regulatory considerations pertaining to compensation matters; (f) reviews and discusses with management the Compensation Discussion and Analysis (CD&A) section; and (g) determines whether to recommend to the Board of Directors that the CD&A be included in the Company’s proxy statement. The primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section beginning on page 14 of this proxy statement. The Compensation Committee Charter will be available on the Company’s website at www.midlandcompany.com. Messrs. Bushman, Carey, Keating and O’Mara are “independent” as such term is defined by the listing standards of The NASDAQ Stock Market. The Compensation Committee held four meetings during fiscal 2006.

Executive Committee. The Executive Committee has the authority, during intervals between meetings of the Board of Directors, to exercise all powers of the Board of Directors other than that of filling vacancies on the Board of Directors or on any committee of the Board of Directors. In addition, this Committee reviews and recommends compensation for non-employee members of the Board of Directors. The Executive Committee held three meetings during fiscal 2006.

Governance & Nominating Committee. The Governance & Nominating Committee: (a) identifies and recommends to the Board for election and/or appointment qualified candidates for membership on the Board and the committees of the Board; (b) reviews the independence and other qualifications of Board members, considering questions of possible conflicts of interest among Board members or management and Midland and its subsidiaries, and monitoring all other activities of Board members or management that could interfere with such individuals’ duties to Midland; (c) provides periodic review of Board performance and reports its findings to the Board; and (d) makes recommendations to the Board concerning the composition, size, structure and activities of the Board and its committees. The Governance & Nominating Committee Charter is available on the Company’s website at www.midlandcompany.com under Investor Communications in the “Investor Relations” section and is also available in print to any shareholder who requests a copy. The Governance & Nominating Committee is comprised entirely of directors who meet the independence requirements of The Nasdaq Stock Market and applicable securities laws. The Governance & Nominating Committee held four meetings during fiscal 2006.

Opportunity Committee. The Opportunity Committee: (a) provides advice and counsel as requested by management in the review of opportunities for investment in businesses anticipated to contribute to the Company’s growth and profit objectives; (b) provides advice and counsel as requested by management in the review of decisions on significant investment in the Company’s business, such as real estate, buildings, equipment and technology; and (c) reviews and makes a recommendation to the full Board regarding the Company’s investment to the extent a business or investment opportunity is financially or strategically material to the Company. The Opportunity Committee held four meetings and participated in one conference call during fiscal 2006.

Director Nomination Process

The Governance & Nominating Committee has adopted a Policy Regarding Director Nominations. The Policy establishes minimum qualifications and factors for selection of persons to be nominated to serve as directors. Those factors reflect the Committee’s belief that, among other things, a candidate for the Board should demonstrate experience or expertise needed to offer meaningful and relevant advice and guidance to management, possess the proven ability to exercise sound business judgment, and have consistently demonstrated the highest personal integrity and ethics. The Committee evaluates candidates taking into consideration, among other things, the current composition of the Board, Midland’s operations and its plan for the future, long-term interests of the Company and its shareholders, and the need to maintain a balance of knowledge, experience, and capabilities.

The Policy is subject to periodic review and amendment by the Committee in consultation with other independent directors serving on the Company’s Board and is available to shareholders of record who submit a written request to: The Governance & Nominating Committee, c/o The Board of Directors, The Midland Company, 7000 Midland Boulevard, Amelia, Ohio 45102, ATTN: William J. Keating, Jr.

The Policy provides that the Committee will consider candidates who are duly nominated in writing by “Eligible Nominating Shareholders.” Such nominations must be submitted in accordance with Midland’s Amended and Restated Code of Regulations which, among other things, requires the submission of information required by Regulation 14A under the Securities Exchange Act of 1934. The Committee has never rejected a candidate who has been nominated by a shareholder, but the Committee reserves the right to evaluate and reject nominations in the best interests of Midland and its shareholders.

The Committee has never paid a fee to a third party for assistance in identifying and evaluating prospective nominees to stand for election to the Board of Directors. However, the Committee reserves the right to retain such services in the best interests of Midland and its shareholders.

Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you should mail a written statement of the purpose and substance of your desired communication to: The Midland Company, 7000 Midland Boulevard, Amelia, Ohio 45102, ATTN: Corporate Secretary. Your communication will be reviewed to determine its appropriateness in accordance with the Board’s fiduciary duties. Appropriate inquiries will be forwarded to William J. Keating, Jr., a director of the Company. Our Corporate Secretary reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Code of Ethics

We have adopted a Code of Ethics that complies with NASD Rule 4350(n) and SEC Regulation S-K Item 406, which can be obtained upon written request to our Corporate Secretary at our offices.

Director Compensation

The following table shows, as to our non-employee Directors, information concerning compensation paid for services to Midland in all capacities during the last fiscal year.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d) (2)	(e)	(f)	(g)		(h)

James E. Bushman	$73,000	—	$31,644	—	—	—		$104,644

James H. Carey	$64,000	—	$31,644	—	—	—		$95,644

Michael J. Conaton	$44,500	—	$31,644	—	—	—		$76,144

Jerry A. Grundhofer	$39,000	—	$31,644	—	—	—		$70,644

Joseph P. Hayden, Jr.	$46,000	—	$31,644	—	—	$50,000	(3)	$127,644

William T. Hayden	$37,000	—	$31,644	—	—	—		$68,644

William J. Keating, Jr.	$56,500	—	$31,644	—	—	—		$88,144

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d) (2)	(e)	(f)		(g)	(h)

John R. LaBar	$40,000	—	$31,644	—	$131,661	(4)	—	$203,305

Richard M. Norman	$49,000	—	$31,644	—	—		—	$80,644

David B. O’Maley	$47,500	—	$31,644	—	—		—	$79,144

John M. O’Mara	$64,000	—	$31,644	—	—		—	$95,644

René J. Robichaud	$47,500	—	$31,644	—	—		—	$79,144

Glenn E. Schembechler	$41,000	—	$31,644	—	—		—	$72,644

Francis Marie Thrailkill	$44,500	—	$31,644	—	—		—	$76,144

(1)

The aggregate total number of outstanding option awards held by each director at December 31, 2006 are as follows: James E. Bushman – 24,200; James H. Carey – 18,200; Michael J. Conaton – 29,200; Jerry A. Grundhofer – 24,200; Joseph P. Hayden, Jr. – 29,200; William T. Hayden – 30,200; William J. Keating, Jr. – 11,200; John R. LaBar – 24,200; Richard M. Norman – 9,000; David B. O’Maley – 24,200; John M. O’Mara – 24,200; René J. Robichaud – 2,700; Glenn E. Schembechler – 21,300; and Sister Francis Marie Thrailkill – 14,200. There are no outstanding stock awards for the directors.

(2)

Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), which equals the grant date fair value of each equity award. Each director was granted 2,700 stock options in February 2006.

(3)

Amount was paid pursuant to an Agreement for Services entered by Mr. Hayden and the Company on December 6, 2006. This Agreement was entered into for the purpose of compensating Mr. Hayden for services he provides to management with respect to consulting and advice regarding strategic and general business matters relating to Midland’s operation as a public insurance company and for promoting the goodwill of Midland by being available to attend insurance-related conferences and functions as a representative of Midland. Midland believes that the services Mr. Hayden provides under this Agreement exceed the scope of services for which he is responsible as a director.

(4)

Amount reflects the actuarial increase in the present value of Mr. LaBar’s benefits currently being paid out as a 50% joint and surviving spouse annuity under the Company’s Salaried Employees Pension Plan.

Directors who are not employees of Midland receive $25,000 per year for serving as a member of our Board of Directors. They also receive $3,000 for each regular or special Board of Directors’ meeting attended. In addition, we pay non-employee directors serving on committees the following:

Audit Committee:
Chairman Retainer	$6,000 annually
Vice Chairman Retainer	$5,000 annually
Attendance Fee	$2,000 per meeting
Compensation Committee:
Chairman Retainer	$4,000 annually
Attendance Fee	$1,500 per meeting
Other Committees:
Chairman Retainer	$2,000 annually
Attendance Fee	$1,500 per meeting

The per meeting committee attendance fees described above are in addition to any Chairman/Vice Chairman retainers. In addition to the payments described above, we also pay members of the Audit Committee $1,000 for each conference call they attend in connection with their review and advice to the Board and Company regarding certain of our earnings releases.

Our non-employee directors may defer receipt of some or all of their annual fees, attendance fees and committee fees under Midland’s Non-Employee Director Deferred Compensation Plan. Under this Plan, non-employee directors may either invest deferred compensation in Midland stock equivalents or may receive a fixed rate of return on compensation they have deferred.

In 2006, our non-employee directors received an option grant entitling each of them to purchase 2,700 shares of Midland common stock. Directors who are employees of Midland do not receive any compensation for serving as a director.

Required Vote

The four nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Ohio law.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of the four nominees listed above. Proxies will be voted for the election of the four nominees unless otherwise specified.

REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

The primary role of the Audit Committee is to provide oversight and monitoring of Midland’s management and the independent registered public accounting firm and their activities with respect to Midland’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed Midland’s audited financial statements for the year ended December 31, 2006 with management;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as amended;

•	received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees);

•	discussed with Deloitte & Touche LLP any relationships that may impact their objectivity and independence; and

•	determined that the provision of non-audit services provided to Midland by the auditors for fiscal 2006 is compatible with maintaining the auditors’ independence.

Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Midland’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James E. Bushman, Vice Chairman

James H. Carey, Chairman

Richard M. Norman

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2007. Deloitte & Touche LLP has audited the financial statements of Midland (and our predecessor, Midland-Guardian Co.) since 1952. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Accounting Fees

The following table sets forth the fees paid or accrued by us for services provided by Deloitte & Touche LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	Fiscal Years Ended
	2005	2006
Audit Fees(1)	$730,500	$818,000
Audit-Related Fees(2)	$103,000	$90,000

Total	$833,500	$908,000

(1)

Audit fees include professional services provided for the December 31, 2006 audits of the Company’s annual financial statements and internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, reviews of the Company’s quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory audits, consents and other SEC related matters.

(2)	Audit-Related Fees include audits of the Company’s employee benefit plans and an audit in accordance with SAS 70.

There were no fees for services other than audit fees and audit-related fees from Deloitte & Touche LLP in 2006 and 2005. In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Policy on Audit Committee Pre-Approval of Audit and Permissible

Non-Audit Services of Independent Registered Public Accounting Firm

The services performed by Deloitte & Touche LLP were pre-approved in accordance with the Audit Committee Charter. Any requests for audit, audit-related, tax and other services not contemplated on the description of the services expected to be performed by Deloitte & Touche LLP in each of the disclosure categories in the following fiscal year must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, may be delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Required Vote

Although not required, the Board is seeking shareholder ratification of the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007. The ratification of Deloitte & Touche LLP as our public accountants requires the favorable vote of a majority of the votes cast. If ratification is not obtained, the Audit Committee of the Board of Directors may select other auditors.

Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Midland’s Independent Registered Public Accounting Firm. Proxies will be voted for the ratification of the appointment of Deloitte & Touche LLP as Midland’s Independent Registered Public Accounting Firm unless otherwise specified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock of Midland as of March 20, 2007 for the following: (1) each person who is known by us to beneficially own more than 5% of the outstanding shares of Midland’s Common Stock; (2) each of our executive officers; (3) each of our directors; and (4) all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
J. P. Hayden, Jr. & Lois T. Hayden 7000 Midland Boulevard Amelia, Ohio 45102	2,130,980	(2)	11.0%
William T. Hayden 7000 Midland Boulevard Amelia, Ohio 45102	1,597,238	(3)	8.3%
T. Rowe Price Associates, Inc. 100 E.Pratt Street Baltimore, Maryland 21202	1,422,300	(4)	7.4%
John W. Hayden 7000 Midland Boulevard Amelia, Ohio 45102	1,283,751	(5)	6.6%
Joseph P. Hayden III 7000 Midland Boulevard Amelia, Ohio 45102	1,242,656	(6)	6.4%

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
Thomas R. Hayden 7000 Midland Boulevard Amelia, Ohio 45102	1,156,626	(7)	6.0%
John R. LaBar 7000 Midland Boulevard Amelia, Ohio 45102	1,076,889	(8)	5.6%
Advisory Research, Inc. 180 North Stetson Street, Suite 5500 Chicago, Illinois 60601	981,770	(9)	5.1%
Michael J. Conaton	246,493	(10)	1.3%
Paul T. Brizzolara	52,277	(10)	*
James E. Bushman	44,500	(10)	*
James H. Carey	22,140	(10)	*
Paul F. Gelter	17,464	(10)	*
W. Todd Gray	19,120	(10)	*
Jerry A. Grundhofer	31,500	(10)	*
William J. Keating, Jr.	14,500	(10)	*
Richard M. Norman	10,500	(10)	*
David B. O’Maley	31,500	(10)	*
John M. O’Mara	54,900	(10)	*
René J. Robichaud	4,000	(10)	*
Francis Marie Thrailkill, OSU, Ed.D.	15,500	(10)	*
John I. Von Lehman	56,998	(10)	*
All directors and executive officers as a group (19 persons)	7,952,906	(10)	39.9%

*	Represents less than 1% of the total.
(1)

Based on 19,305,708 shares outstanding as of March 20, 2007. The number and percentage of shares beneficially owned are determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 20, 2007 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)

J. P. Hayden, Jr. and Lois T. Hayden are husband and wife. Their beneficial ownership includes 146,408 shares over which J.P. Hayden, Jr. has sole voting and investment power, 144,412 shares owned by Lois T. Hayden and 30,500 shares that may be acquired through exercise of options within 60 days of March 20, 2007. Such ownership also includes 510,958 shares owned by Hayden Investments Limited Partnership and 1,298,702 shares held by J&L Holdings Limited Partnership, for each of which Mr. Hayden’s spouse controls all voting and investment power.

(3)

William T. Hayden’s beneficial ownership includes 12,346 shares owned by Mr. Hayden’s wife, 857,809 shares over which Mr. Hayden has sole voting and investment power, 701,583 shares over which he shares voting and investment power, and 25,500 shares that may be acquired through exercise of options within 60 days of March 20, 2007. Included in the shares over which Mr. Hayden has sole voting and investment power: (a) 207,695 shares held by a limited liability company controlled by Mr. Hayden; and (b) 19,612 shares held in trust for Mr. Hayden’s children over which Mr. Hayden’s wife has sole voting and investment power. With regard to the shares to which Mr. Hayden shares voting and investment power, Mr. Hayden shares such power over: (x) 83,716 shares held in trust as co-trustee with John W. Hayden; (y) 229,734 shares held in trust as co-trustee with John W. Hayden and Thomas R. Hayden; and (z) 175,695 shares held in trust as co-trustee with Joseph P. Hayden III and Thomas R. Hayden.

(4)

As indicated in the Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 14, 2007. These securities are owned by various individual and institutional investors, which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)

John W. Hayden’s beneficial ownership includes 580,419 shares over which Mr. Hayden has sole voting and investment power, 566,963 shares over which he shares voting and investment power, 10,746 shares held by Mr. Hayden’s spouse and 125,623 shares that may be acquired though exercise of options within 60 days of March 20, 2007. Included in the shares over which Mr. Hayden has sole voting and investment power, he has sole voting and investment power over: (a) 207,845 shares held by a limited liability company controlled by Mr. Hayden and (b) 36,150 shares held in trust for Mr. Hayden’s children over which Mr. Hayden’s wife has sole voting and investment power. With regard to the shares over which Mr. Hayden shares voting and investment power, Mr. Hayden shares voting and investment power over: (w) 83,716 shares held in trust as co-trustee with William T. Hayden; (x) 83,716 shares held in trust as co-trustee with Joseph P. Hayden III; (y) 229,734 shares held in trust as co-trustee with William T. Hayden and Thomas R. Hayden; and (z) 169,727 shares held in trust as co-trustee with Joseph P. Hayden III and Thomas R. Hayden.

(6)

Joseph P. Hayden III’s beneficial ownership includes 662,619 shares over which Mr. Hayden has sole voting and investment power, 429,208 shares over which he shares voting and investment power, 25,206 shares owned by Mr. Hayden’s wife, and 125,623 shares that may be acquired through the exercise of options within 60 days of March 20, 2007. Included in the shares over which Mr. Hayden has sole voting and investment power are the following: (a) 207,945 shares held by a limited liability company controlled by Mr. Hayden and (b) 22,902 shares held in trust for Mr. Hayden’s children over which Mr. Hayden’s wife has sole voting and investment power. Of the shares over which Mr. Hayden shares voting and investment power, Mr. Hayden shares voting and investment power over: (x) 83,716 shares held in trust as co-trustee with John W. Hayden; (y) 169,797 shares held in trust as co-trustee with John W. Hayden and Thomas R. Hayden; and (z) 175,695 shares held in trust as co-trustee with William T. Hayden and Thomas R. Hayden.

(7)

Thomas R. Hayden’s beneficial ownership includes 4,038 shares owned by Mr. Hayden’s wife, 493,646 shares over which Mr. Hayden has sole voting and investment power, and 658,942 shares over which he shares voting and investment power. Included in the shares over which Mr. Hayden has sole voting and investment power are the following: (a) 207,945 shares held by a limited liability company controlled by Mr. Hayden; and (b) 28,338 shares held in trust for Mr. Hayden’s children over which Mr. Hayden’s wife has sole voting and investment power. With regard to the shares to which Mr. Hayden shares voting and investment power, Mr. Hayden shares such power over: (x) 229,734 shares held in trust as co-trustee with John W. Hayden and William T. Hayden; (y) 253,513 shares held in trust as co-trustee with John W. Hayden and Joseph P. Hayden III; and (z) 175,695 shares held in trust as co-trustee with Joseph P. Hayden III and William T. Hayden.

(8)

John R. LaBar’s beneficial ownership includes 911,593 shares over which Mr. LaBar has sole voting and investment power, 139,796 shares owned by his wife and 25,500 shares that may be acquired through the exercise of options within 60 days of March 20, 2007.

(9)	Information based upon a Schedule 13G filed by Advisory Research, Inc. with the Securities and Exchange Commission on February 21, 2007.
(10)

Amount includes the number of shares subject to options that are exercisable within 60 days of March 20, 2007 by the following persons: James E. Bushman – 25,500; James H. Carey – 19,500; Michael J. Conaton – 30,500; Jerry A. Grundhofer – 25,500; William J. Keating, Jr. – 12,500; Richard M. Norman – 10,300; David B. O’Maley – 25,500; John M. O’Mara – 19,500; René J. Robichaud – 4,000; Sister Francis Marie Thrailkill – 15,500; John I. Von Lehman – 32,937; Paul T. Brizzolara – 33,930; Paul F. Gelter – 12,938; W. Todd Gray – 12,209; and all directors and executive officers as a group – 613,059.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires our executive officers, directors and persons who own more than 10% of Midland’s Common Stock, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. These executive officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all such forms that they file.

Based solely on our review of the copies of such forms received by us and written representations from certain reporting persons that they timely filed all required Forms 3, 4 and 5, we believe that during fiscal 2006 all Section 16(a) filing requirements applicable to our executive officers, directors and 10% shareholders were complied with except as follows: two Form 4s filed on behalf of John I. Von Lehman were not reported on a timely basis. The Form 4s pertained to the sale of 406 shares of Midland common stock pursuant to Mr. Von Lehman’s 10b5-1 trading plan.

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Philosophy

The Compensation Committee of the Board of Directors (the “Committee”) believes that compensation paid to executive officers should be closely aligned with the short-term and long-term performance of the Company and should assist the Company in attracting and retaining key executives. Compensation opportunities should be directly related to factors that influence shareholder value. To that end, the Compensation Committee believes that the total compensation of executive officers should include base salary, annual cash bonus, long-term incentive compensation and Company-sponsored benefit and retirement plans. Components of the compensation packages of Midland’s Named Executive Officers are intended to be competitive, appropriately performance-based, and valued by the Company’s executives.

Compensation Committee

The Committee oversees Midland’s executive officer compensation program by evaluating and establishing compensation and benefits for Midland’s principal executive officers and by reviewing the principles and strategies that guide the compensation plans for Midland’s other senior executive officers. The Committee reports all compensation actions to the full Board. The Committee is composed entirely of independent members of the Board.

Establishing Compensation Levels

Compensation levels for the Named Executive Officers are driven by market pay levels and Company performance. In general, the company seeks to establish target levels of compensation at the market median, with actual compensation above or below market median in accordance with performance.

Market Pay Levels

Market pay levels for the Named Executive Officers are determined annually through a rigorous analysis of third party surveys and public disclosures of executive compensation made by other relevant companies (collectively, the analysis is referred to as the “Competitive Benchmarking Survey”). The Competitive Benchmarking Survey analyzes base salary, annual cash awards and long-term incentives for insurance companies with which Midland competes for talent and which possess similarly complex business operations. Based on the Competitive Benchmarking Survey, compensation guidelines are established for each executive officer position, providing data on the 25th, 50th (median) and 75th percentile pay levels in the competitive market.

Company Performance

While target compensation levels are generally set at the market median, actual compensation will vary based on Company performance. The annual cash incentive may vary from target based on the Company’s top-line revenue growth and after-tax return on beginning shareholders’ equity. Long-term incentive awards are granted at the target level, as determined by the Committee, and will vary in value depending on the Company’s stock price and growth in book value per share. Consequently, when Company performance is at target, total compensation will approximate the market median. When Company performance is significantly above or below target, total compensation will be significantly above or below the market median, respectively. In 2006, the compensation paid to each Named Executive Officer was above target because the Company’s performance exceeded targets in each measure relevant to the incentive plans. Annual and long-term incentives are discussed in more detail below.

Components of Executive Compensation for 2006

Midland’s executive compensation and benefits packages consist of direct compensation (base salary, cash bonuses and long-term equity-based incentives) and Company-sponsored benefit and retirement plans.

Base Salary

Base salary is intended to attract and retain experienced executives who can drive the Company’s performance. The Committee annually reviews the base salaries of the Company’s Named Executive

Officers. The Committee also reviews a Named Executive Officer’s base salary whenever there is a change in the Officer’s job responsibilities. Increases in base salary are based on the Competitive Benchmarking Survey, the Officer’s performance throughout the year and Company results. Based on this evaluation, the Committee set the 2006 base salaries of the Company’s COO and CEO at $560,000, an increase of $28,000 (5.2%) above their 2005 base salaries of $532,000. Base salaries for other Named Executive Officers are set forth in the “Salary” column of the Summary Compensation Table.

Bonuses

The Committee believes employees should be rewarded based on Company results. This is accomplished through awards of annual cash bonuses. In 2004, the Board of Directors adopted, and the shareholders approved, The Midland Company Executive Annual Incentive Plan. Under the terms of this Plan, annual bonuses are set at the median of the peer group reflected in the Competitive Benchmarking Survey. Actual cash payouts, if any, are determined by a non-discretionary formula, driven by the two components of top-line revenue growth and after-tax return on beginning shareholders’ equity as established by the Compensation Committee at the beginning of the year. Top-line revenue growth and after-tax return on beginning equity contribute independently to the calculation of the annual cash bonus to the extent that Company performance falls below, meets or exceeds predetermined performance levels for each factor. Additionally, no bonus will be awarded if the after-tax return on beginning equity falls below a minimum level regardless of Company performance on top-line revenue growth. Under the terms of The Midland Company Executive Annual Incentive Plan, the annual bonuses paid to the Company’s CEO and its COO can range from zero to 170% of their base pay. For other Named Executive Officers, the annual payout under the Plan can range from zero to 100% of base pay.

At the end of 2006, the Committee determined that the Company’s performance exceeded the targets for top-line growth and after-tax return on beginning equity and calculated the percentage of base salary to be paid to each Named Executive Officer as an annual bonus under the terms of The Midland Company Executive Annual Incentive Plan. The COO and the CEO each earned an annual bonus of $841,473 based on 2006 results. Annual bonuses earned by the other Named Executive Officers are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentive Compensation

Long-term incentive compensation is comprised of stock options and performance share awards. The Committee believes that using equity-based compensation supports the Company’s long-term objective of creating shareholder value, further aligns executive and shareholder interests, and ensures that the Company’s personnel, including executive officers, have a continuing stake in the long-term success of the Company. The Committee believes that the use of performance-based awards is appropriate to reward executives for achievement of objectives that are directly within the executive’s control.

In 2002, the Board of Directors adopted, and the shareholders approved, Midland’s 2002 Employee Incentive Stock Plan. The 2002 Employee Incentive Stock Plan authorizes restricted stock awards, stock option grants, performance share awards and stock appreciation rights.

The Committee has used stock options as long-term incentive compensation for Named Executive Officers since 1999. Performance share awards were introduced in 2000 as a complement to the more traditional long-term incentive vehicle of stock options.

The Committee determines the target value of the long-term incentive compensation to be awarded to the Named Executive Officers after taking into consideration the Competitive Benchmarking Survey, each executive’s performance throughout the year, and Company results. For 2006, the long-term incentive compensation granted by the Company under the 2002 Employee Incentive Stock Plan consisted of stock options and performance share awards. Half of the total target value of the awards was delivered in the form of stock options. The other half of the total target value was delivered in the form of performance share awards.

Each October, at the same time the Committee sets base salary for the upcoming year, the Committee determines the appropriate target value for long-term incentive awards. For 2006, the Committee set the target value of long-term compensation to be awarded at 100 percent of the CEO and COO’s base salary. Each January of the year in which the long-term incentive awards are granted, the Committee prospectively sets a date certain in that year upon which the market value of the Company’s shares will be determined for purposes of awarding stock option and performance share awards. The prospective date is always set to occur after the release of the Company’s prior year’s fourth quarter and annual earnings to allow the market to digest the information prior to the awards.

Stock Options

On February 23, 2006, five business days after the release of the Company’s 2005 fourth quarter and full year results, stock options were awarded to the Named Executive Officers as long-term compensation for 2006 pursuant to the Company’s 2002 Employee Incentive Stock Plan. The Named Executive Officers were awarded incentive stock options with an exercise price equal to the fair market value of Midland’s common stock as determined at the close of business on the date of the award. Those stock options increase in value only if the market price of the common stock increases. Stock option awards have a ten-year term and vest ratably on the first, second, third and fourth anniversary of the option award date (i.e., 25% per year). The Company has never adjusted the price of options after awarding those options.

For 2006, the COO and CEO were each granted options to purchase 30,585 shares of Midland’s common stock with an exercise price equal to the fair market value of Midland’s common stock at the close of business on the date of the award. Other Named Executive Officers were awarded the number of stock options shown in the Grants of Plan-Based Awards table.

Performance Share Awards

For 2006, the Committee awarded the Named Executive Officers the chance to earn shares of Midland’s common stock at the end of a three-year performance period (January 1, 2006 to December 31, 2008). The actual payout of these performance shares, if any, is determined by a non-discretionary formula measuring performance as defined by growth in the Company’s book value per share over the performance period.

If growth in book value per share is below a predetermined level, no performance shares will be granted. If growth in book value per share meets or exceeds a predetermined performance level, a varying number of performance shares may be earned. For the Named Executive Officers, the payout from the performance share award program may range from zero to 200% of the target awards based on Company performance.

For 2006, the COO and CEO were each given the opportunity to earn 10,100 shares (at target) of Midland’s common stock at the end of the three-year performance period beginning January 1, 2006 and ending December 31, 2008. The number of performance shares other Named Executive Officers may earn at the end of the three-year performance period is shown in the Grants of Plan Based Awards table.

Company-Sponsored Benefit and Retirement Plans

Midland provides Company-sponsored benefit and retirement plans to the Named Executive Officers. The benefits package is designed to assist executives in providing for their own financial security based on their individual needs and preferences. The core benefit package includes health, dental, vision, short- and long-term disability and group term life insurance. The Company also provides retirement benefits to executives through a combination of qualified (under the Internal Revenue Code) and non-

qualified plans. In general, executives participate in the Company’s benefit and retirement plans on the same basis as other Company employees.

Perquisites

Perquisites, including personal aircraft usage, financial services, and certain tickets and club memberships, are made available to the CEO and COO. These benefits, and their incremental cost to the Company, are described on page 20 in the Summary Compensation Table and its footnotes. The Committee believes that these perquisites are necessary to more efficiently utilize the CEO’s and COO’s time, to enhance their personal security, and to promote the Company’s business. The Committee and the CEO and COO acknowledge that aircraft usage for personal travel, financial services, and club memberships are personal benefits. As such, the cost to the Company is considered an element of total compensation. The Committee believes these perquisites to be reasonable, comparable with peer companies, and consistent with the Company’s overall compensation practices. The perquisites received by the Company’s CEO and COO represent less than two percent of their total compensation.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that Midland may deduct in any one year with respect to each Named Executive Officer. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation, stock option awards and performance share awards generally are performance-based compensation intended to meet those requirements. The Committee believes that compensation paid to the Named Executive Officers for 2006 is properly deductible under Section 162(m).

Agreements with Named Executive Officers

In January 2000, the Committee, upon advice received from independent compensation consultant Towers Perrin, recommended to the Board of Directors that Midland enter into change of control agreements with Joseph P. Hayden III, John W. Hayden, John I. Von Lehman and Paul T. Brizzolara. The agreements are intended to retain the services of these Named Executive Officers and provide for continuity of management in the event of any actual or threatened change in control of the Company. The “double trigger” agreements provide that in the event of a change of control, where the executive also loses his job or suffers a material change in responsibilities, the executive will have specific rights and receive certain benefits. Please see the Section entitled “Potential Payments upon Termination or Change-in-Control” below for additional information regarding the benefits and rights provided by the agreements. Also, in January 2000, the Committee recommended that an Employee Retention Plan be implemented to provide certain benefits to other officers of Midland and its subsidiaries in the event of a change of control. As presently written, the officers covered by the Employee Retention Plan include W. Todd Gray and Paul F. Gelter, also Named Executive Officers of the Company.

Total Compensation—Tally Sheets

The Committee has reviewed all components of the Named Executive Officers’ compensation. Compensation “tally sheets” for each Named Executive Officer, (which affixed dollar amounts to compensation components including current pay (salary and bonus), deferred compensation, outstanding equity awards, benefits, perquisites and potential change-in-control severance payments), which were prepared by Management and reviewed by the Committee for 2006. The Committee has committed to review tally sheets on at least an annual basis. Based upon this review, the Committee found the total compensation paid to the Company’s Named Executive Officers to be reasonable in the aggregate.

COO and CEO’s Role in the Compensation Decision Process

The Committee considers recommendations of the COO and CEO in determining base salary, annual bonus and long-term incentive compensation of the Company’s other Named Executive Officers. In making their recommendations, the COO and CEO utilize the Competitive Benchmarking Survey and review each executive’s responsibilities and performance over the prior year. The COO and CEO play no role in the compensation process with respect to their own compensation.

Independent Consultant

The Committee has the authority under its charter to engage the services of outside advisors. The Committee annually uses a nationally-recognized independent executive compensation consulting firm to assist the Committee in evaluating the ongoing competitiveness of the Company’s executive compensation programs, taking into account current and emerging compensation practices in the insurance industry, legal and regulatory developments, and corporate governance trends. To evaluate and determine compensation for 2006, the Committee hired Towers Perrin, a national executive compensation consulting firm, to conduct the Competitive Benchmarking Survey and other analysis regarding the Company’s executive compensation programs, policies and decisions. This analysis assured the Committee that Midland’s compensation programs are, in fact, designed to attract and retain the talent necessary to maintain its long history of strong growth, profitability and shareholder returns. The compensation consultant reports directly to the Compensation Committee. The Committee annually determines that its compensation consultant remains independent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	John M. O’Mara (Chairman)
James E. Bushman
James H. Carey
William J. Keating, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee currently consists of Messrs. Bushman, Carey, Keating and O’Mara. None of the members of our Compensation Committee: (i) has ever been an officer or employee of the Company; (ii) is or was a participant in any “related person” transaction in 2006; or (iii) is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table shows, as to the Chief Executive Officer and the Chief Financial Officers and each of the three most highly compensated executive officers whose salary plus bonus exceeded $100,000 during the last fiscal year (the “Named Executive Officers”), information concerning compensation paid for services to Midland in all capacities during the last fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($) (2)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)

John W. Hayden President and Chief Executive Officer (Principal Executive Officer)	2006	$560,000	—	$762,391	(11)	$216,519	$841,473	—	$127,350	$2,507,733

John I. Von Lehman Executive Vice President and Secretary (Principal Financial Officer until July 2006) (7)	2006	$355,000	—	$325,594		$92,442	$313,785	—	$52,363	$1,139,184

W. Todd Gray Executive Vice President and Chief Financial Officer (Principal Financial Officer) (8)	2006	$234,200	—	$81,249		$22,950	$147,725	—	$27,048	$513,172

Joseph P. Hayden III Chairman and Chief Operating Officer	2006	$560,000	—	$761,399		$216,519	$841,473	—	$115,761	$2,495,152

Paul T. Brizzolara Chief Legal Officer and Assistant Secretary (9)	2006	$270,000	—	$212,337		$58,709	$238,653	$123,456	$8,036	$911,191

Paul F. Gelter Executive Vice President (10)	2006	$272,500	—	$213,031		$52,179	$241,599	—	$39,904	$819,213

(1)	Amounts shown are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of salary into Company’s deferred compensation plan.
(2)

Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of performance shares that were awarded contingent on the attainment of certain performance objectives based on growth in Midland’s Shareholders’ Equity, and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2007.

(3)

Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of stock option awards, and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the

Securities and Exchange Commission on March 12, 2007.
(4)

Amounts reflect the cash awards to the named individuals under the Executive Annual Incentive Plan, which is discussed in further detail on page 16 under the heading “Bonuses.” Amounts are based on the amount earned during 2006 but were actually paid in February of 2007.

(5)

Amounts reflect the actuarial increase in the present value of the Named Executive Officers’ benefits under all pension plans established by the Company and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2007.

(6)	Please refer to the All Other Compensation Table below for additional information.
(7)

On July 27, 2006, Mr. Von Lehman, 54, announced his plans to retire during the third quarter of 2007. He will remain with the Company as Executive Vice President and Secretary of Midland until his retirement.

(8)

Mr. Gray, 39, was promoted to Executive Vice President and Chief Financial Officer on July 27, 2006; he has served Midland in various capacities with progressively increasing responsibilities for more than 12 years, most recently as Treasurer since 1997.

(9)

Mr. Brizzolara, 49, has served as Executive Vice President, Chief Legal Officer and Assistant Secretary of Midland for more than six years; he has served Midland in various capacities with progressively increasing responsibilities since 1982.

(10)

Mr. Gelter, 51, joined Midland in June of 2002 as Vice President and was promoted to Executive Vice President on January 1, 2005. Prior to joining Midland, Mr. Gelter worked as an independent consultant, PFG Consulting LLC. Prior to November 1999, Mr. Gelter was a Partner with Andersen Consulting.

(11)

Amount includes 25 shares awarded to the Named Executive Officer pursuant to the Company’s Employee Stock Service Award Plan. The shares were awarded in May 2006 and the market value of the award is based on the closing market price of Midland (MLAN) stock on May 31, 2006, which was $39.70. Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R).

ALL OTHER COMPENSATION TABLE

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name of Executive	Perquisites and Other Personal Benefits		Tax Gross-Up Payments		Company Contributions to Defined Contribution Plans (6)	Insurance Premiums (7)	Total
(a)	(b)		(c)		(d)	(e)	(f)

John W. Hayden	$33,318	(1)	$3,106	(4)	$90,064	$862	$127,350

John I. Von Lehman	—	(2)	$1,072	(5)	$50,553	$739	$52,363

W. Todd Gray	—	(2)	$407	(5)	$26,256	$385	$27,048

Joseph P. Hayden III	$22,488	(3)	$2,265	(5)	$90,064	$944	$115,761

Paul T. Brizzolara	—	(2)	—		$7,500	$536	$8,036

Paul F. Gelter	—	(2)	$773	(5)	$38,509	$622	$39,904

(1)

Amounts reflect the total amount of perquisites and other personal benefits provided, none of which individually exceeded the greater of $25,000 or 10 percent of the total amount of these benefits for the Named Executive Officer. These perquisites and other benefits include: (a) financial planning services; (b) personal use of the company aircraft; (c) club dues; (d) commuting expenses; and (e) personal use of event tickets.

(2)	Amount of perquisites and other personal benefits has been omitted as the aggregate amount of such benefits for the Named Executive Officer is less than $10,000.
(3)

Amounts reflect the total amount of perquisites and other personal benefits provided, none of which individually exceeded the greater of $25,000 or 10 percent of the total amount of these benefits for the Named Executive Officer. These perquisites and other benefits include: (a) financial planning services; (b) club dues; (c) commuting expenses; and (d) personal use of event tickets.

(4)

Amount represents sums reimbursed for the payment of taxes with respect to personal use of the company aircraft and employer contributions to the Named Executive Officer’s non-qualified savings plan account and non-qualified defined contribution plan account.

(5)

Amount represents sums reimbursed for the payment of taxes with respect to company contributions to the Named Executive Officer’s nonqualified savings plan account and nonqualified defined contribution plan account.

(6)

Amount represents company contributions for the Named Executive Officer to defined contribution plans. The company has a 401(k) savings plan, a non-qualified savings plan, a self-directed retirement plan and a non-qualified self-directed retirement plan.

(7)	Amount represents group term life insurance and long-term disability insurance premiums for the Named Executive Officers that were paid by the Company.

Grants of Plan-Based Awards in Last Fiscal Year

The following table sets forth, for each of the Named Executive Officers, the plan-based awards granted under Midland’s 2002 Employee Incentive Stock Plan during fiscal 2006.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Under- lying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
			Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)		(d)		(e)		(f)	(g)	(h)	(i)	(j)	(k)	(l)

John W. Hayden	5/31/06 2/23/06 2/23/06 —	(5)	$	— — — 238,000	$	— — — 476,000	$	— — — 952,000	— — 5,050 —	— — 10,100 —	— — 20,200 —	25 — — —	— 30,585 — —	$ — 32.10 — —	$ $	993 358,456 — —

John I. Von Lehman	2/23/06 2/23/06 —		$	— — 88,750	$	— — 177,500	$	— — 355,000	— 1,940 —	— 3,880 —	— 7,760 —	— — —	11,750 — —	$32.10 — —		$137,710 — —

W. Todd Gray	2/23/06 2/23/06 —		$	— — 46,438	$	— — 92,875	$	— — 164,313	— 510 —	— 1,020 —	— 2,040 —	— — —	3,095 — —	$32.10 — —		$36,273 — —

Joseph P. Hayden III	2/23/06 2/23/06 —		$	— — 238,000	$	— — 476,000	$	— — 952,000	— 5,050 —	— 10,100 —	— 20,200 —	— — —	30,585 — —	$32.10 — —		$358,456 — —

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Under- lying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)	(j)	(k)	(l)

Paul T. Brizzolara	2/23/06 2/23/06 —	$	— — 67.500	$	— — 135,000	$	— — 270,000	— 1,217 —	— 2,435 —	— 4,870 —	— — —	7,375 — —	$32.10 — —	$86,735 — —

Paul F. Gelter	2/23/06 2/23/06 —	$	— — 68,125	$	— — 136,250	$	— — 272,500	— 1,195 —	— 2,390 —	— 4,780 —	— — —	7,235 — —	$32.10 — —	$84,794 — —

(1)

These columns show the range of payouts targeted for 2006 performance under Midland’s Executive Annual Incentive Plan as described in the section titled “Bonuses” in the Compensation Discussion and Analysis. The 2007 bonus payment for 2006 performance has been made based on the metrics described and is shown in the Summary Compensation Table in the column titled “Non-equity Incentive Plan Compensation.”

(2)

Amounts represent the number of restricted performance shares awarded to the Named Executive Officers. The actual number of shares that will ultimately be granted to each executive is contingent on the attainment of certain performance objectives based on the growth in Midland’s Shareholders’ Equity through December 31, 2008, which could range from zero to 200 percent of the original shares awarded.

(3)	Stock option awards have a ten-year term and vest ratably on the first, second, third and fourth anniversary of the option award date (i.e., 25% per year).
(4)

Amounts represent the grant date fair value of the option awards granted to the Named Executive Officers. The grant date fair value was calculated using the Black-Scholes option pricing formula and was determined to be $11.72 per share.

(5)

Amount represents 25 shares awarded to the Named Executive Officer pursuant to the Company’s Employee Stock Service Award Plan. The shares were awarded in May 2006 and the market value of the awards is based on the closing market price of Midland (MLAN) stock on May 31, 2006, which was $39.70.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock option awards by the Named Executive Officers under Midland’s 1992 Associate Incentive Stock Option Plan and 2002 Employee Incentive Stock Plan and restricted performance share awards under Midland’s 2002 Employee Incentive Stock Plan at the end of fiscal 2006. The table includes unexercised and unvested option awards and unvested restricted performance share awards with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each Named Executive Officer.

Under the Company’s stock option plan, stock option awards have a ten-year term and vest ratably on the first, second, third and fourth anniversary of the option award date (i.e., 25% per year). Under the Company’s restricted performance share program, shares vest after a three-year performance period and will only be awarded if pre-established performance levels have been achieved. The market value of the stock awards is based on the closing market price of Midland (MLAN) stock as of December 31, 2006, which was $41.95. The market value as of December 31, 2006, assumes satisfaction of the objectives at the target level.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)						Stock Awards (2)
Name	Year Equity Award Granted	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(e)		(f)	(g)	(h)	(i)	(j)
John W. Hayden	2006 2005 2004 2003 2002 2001 2000	— 4,429 9,803 18,851 19,880 24,000 25,400	30,585 13,286 9,802 6,284 — — —	$ $ $ $ $ $ $	32.10 33.21 24.40 17.23 20.78 16.59 11.38	2/22/2016 2/17/2015 2/18/2014 2/13/2013 2/14/2012 2/15/2011 2/21/2010	— — — — — — —	— — — — — — —	10,100 7,440 8,620 — — — —	$ $ $	423,695 312,108 361,609 — — — —
John I. Von Lehman	2006 2005 2004 2003 2002 2001 2000	— 2,018 4,363 8,415 8,860 — —	11,750 6,052 4,362 2,805 — — —	$ $ $ $ $ $ $	32.10 33.21 24.40 17.23 20.78 16.59 11.38	2/22/2016 2/17/2015 2/18/2014 2/13/2013 2/14/2012 2/15/2011 2/21/2010	— — — — — — —	— — — — — — —	3,880 3,390 3,835 — — — —	$ $ $	162,766 142,211 160,878 — — — —
W. Todd Gray	2006 2005 2004 2003 2002 2001 2000	— 476 1,085 2,066 1,900 2,000 2,200	3,095 1,429 1,085 689 — — —	$ $ $ $ $ $ $	32.10 33.21 24.40 17.23 20.78 16.59 11.38	2/22/2016 2/17/2015 2/18/2014 2/13/2013 2/14/2012 2/15/2011 2/21/2010	— — — — — — —	— — — — — — —	1,020 800 955 — — — —	$ $ $	42,789 33,560 40,062 — — — —
Joseph P. Hayden III	2006 2005 2004 2003 2002 2001 2000	— 4,429 9,803 18,851 19,880 24,000 25,400	30,585 13,286 9,802 6,284 — — —	$ $ $ $ $ $ $	32.10 33.21 24.40 17.23 20.78 16.59 11.38	2/22/2016 2/17/2015 2/18/2014 2/13/2013 2/14/2012 2/15/2011 2/21/2010	— — — — — — —	— — — — — — —	10,100 7,440 8,620 — — — —	$ $ $	423,695 312,108 361,609 — — — —
Paul T. Brizzolara	2006 2005 2004 2003 2002 2001 2000	— 1,283 2,928 5,160 5,250 5,800 7,200	7,375 3,847 2,927 1,720 — — —	$ $ $ $ $ $ $	32.10 33.21 24.40 17.23 20.78 16.59 11.38	2/22/2016 2/17/2015 2/18/2014 2/13/2013 2/14/2012 2/15/2011 2/21/2010	— — — — — — —	— — — — — — —	2,435 2,155 2,575 — — — —	$ $ $	102,148 90,402 108,021 — — — —
Paul F. Gelter	2006 2005 2004 2003	— 1,249 2,865 3,251	7,235 3,746 2,865 1,084	$ $ $ $	32.10 33.21 24.40 17.23	2/22/2016 2/17/2015 2/18/2014 2/13/2013	— — — —	— — — —	2,390 2,100 2,520 —	$ $ $	100,261 88,095 105,714 —

(1)

Amounts reflect stock option awards that were granted pursuant to the 1992 Associate Incentive Stock Option Plan and 2002 Employee Incentive Stock Plan and were outstanding at December 31, 2006. Stock option awards have a ten-year term and vest ratably on the first, second, third and fourth anniversary of the option award date (i.e., 25% per year).

(2)

Amounts reflect the target number of restricted performance shares that were awarded to the Named Executive Officers pursuant to the 2002 Employee Incentive Stock Plan and that were outstanding at December 31, 2006. The actual number of shares that will ultimately be granted to each executive is contingent on the attainment of certain performance objectives based on the growth in Midland’s Shareholders’ Equity during the relevant three-year performance period.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during fiscal 2006, which ended on December 31, 2006.

Option Exercises and Stock Vested

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
John W. Hayden	—	—	15,236	$504,159
John I. Von Lehman	24,400	$791,042	6,799	$224,979
W. Todd Gray	—	—	1,671	$55,293
Joseph P. Hayden III	—	—	15,236	$504,159
Paul T. Brizzolara	—	—	4,173	$138,085
Paul F. Gelter	—	—	2,626	$86,894

(1)	Amounts reflect option awards that were exercised during 2006, pursuant to the 2002 Employee Incentive Stock Plan.
(2)

Amounts reflect performance shares that were earned pursuant to a February 15, 2003 award. All shares related to this award were vested on February 13, 2006. The value realized upon vesting is based on the closing market price of Midland (MLAN) stock on February 13, 2006, which was $33.09.

Defined Benefit Pension Plan

The following table sets forth information on the 2006 estimated annual pension benefits (after deduction for social security benefits) for Paul T. Brizzolara, the only Named Executive Officer in the following Defined Benefit Plans:

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)		Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)		(e)
Paul T. Brizzolara	Midland Guardian Co. Salaried Employees Pension Plan (1)	24.6	$337,642	(3)	—

	Midland Guardian Supplemental Retirement Plan (2)	24.6	$319,337	(3)	—

(1)

The Midland Guardian Co. Salaried Employees Pension Plan is a qualified defined benefit pension plan. The Plan is funded by the Company and promises employees a specific monthly benefit on retirement. The employee’s future benefit is established by a specific formula based upon age, earnings, and years of service. In 2000, enrollment in this plan was frozen and employees were given the option of staying in the plan or moving to the Company’s Self-Directed Retirement Plan. Mr. Brizzolara is the only Named Executive Officer who continued with the Plan.

(2)

The Midland Guardian Supplemental Retirement Plan is a nonqualified pension plan that is funded by the Company and provides supplemental benefits in excess of the benefits provided by the Midland Guardian Co. Salaried Employees Pension Plan. As noted above, Mr. Brizzolara is the only Named Executive Officer who continued with the defined benefit pension plan, and therefore, is the only Named Executive Officer who participates in this supplemental plan.

(3)

Under the Internal Revenue Code, the maximum allowable annual benefit payable by the qualified pension plan in 2007 is $180,000. In addition, the maximum pay that can be used to determine the benefit is $225,000. The Board of Directors has approved the payment to participants directly by Midland of any reduction in benefits occasioned by limitations on benefits contained in the Internal Revenue Code.

The Company’s Salaried Employees Pension Plan (“Pension Plan”) is a qualified defined benefit pension plan, funded by the Company, that provides a specific monthly benefit on retirement. The employee’s future benefit is established by a specific formula based upon age, earnings, and years of service. The Pension Plan provides for a life annuity beginning at Normal Retirement Age, which is defined as age 65, based on the following formula: 1.1% of final average pay, plus 0.65% times final average pay in excess of Social Security Covered Compensation for all years of service up to 35. Final average pay is based upon the highest consecutive five years of base pay and earned annual cash bonus in the past 10 years. Reduced retirement benefits are available at any time after attaining age 55, with the reduction equal to 1/180th for each of the first 60 months an employee retires prior to age 65, and 1/360th for each of the next 60 months an employee retires prior to age 65. Payouts occur at the time and in the manner elected by the Participant among various actuarially equivalent annuity options. In 2000, enrollment in this plan was frozen and employees were given the option of staying in the plan or moving to the Company’s Self-Directed Retirement Plan.

The Company’s Supplemental Executive Retirement Plan (“SERP”) calculates benefits in the same manner as the Pension Plan but benefits are limited to those that the Pension Plan cannot pay due to IRS limits on the amount of compensation or total benefits from retirement plans. The SERP is unfunded and any benefits are paid out of general assets of the Company.

Nonqualified Deferred Compensation

The following table sets forth, for each of the Named Executive Officers, certain information concerning nonqualified deferred compensation for fiscal 2006.

Nonqualified Deferred Compensation

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)(2)	Aggregate withdrawals / distributions ($)	Aggregate balance at last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
John W. Hayden	$97,804	$79,064	$167,462	—	$1,455,362
John I. Von Lehman	$53,214	$39,553	$37,510	—	$420,817
W. Todd Gray	$22,110	$15,256	$26,619	—	$226,923
Joseph P. Hayden III	$151,686	$79,064	$228,262	—	$2,061,999
Paul T. Brizzolara	—	—	$27,929	—	$237,572
Paul F. Gelter	$40,536	$27,509	$20,696	—	$255,822

(1)	Amounts represent company contributions credited to the account of the Named Executive Officer in 2006 and are included in the amounts reported in the All Other Compensation Table.
(2)	Amounts in this column are not included in the Summary Compensation Table, as such amounts do not represent above-market earnings.

In addition to the Pension Plan, the Company maintains two tax-qualified retirement plans, each of which has an associated non-qualified plan.

The Company’s Self-Directed Retirement Plan (“SDRP”) was instituted April 1, 2000 as a replacement for the Pension Plan. All employees hired on or after January 1, 2000 receive an annual contribution from the Company equal to 5% of their Compensation. Employees become participants in the SDRP as of their first day of employment. All employees who retire or terminate employment after completing 5 years of service are entitled to receive the balance in their account as of that date. The Nonqualified Self-Directed Retirement Plan (“NQSDRP”) was also instituted April 1, 2000 to insure that all company employees participating in the SDRP received the full benefit of the 5% of compensation contributed by the Company. Payouts for amounts contributed on or before December 31, 2004 occur at the same time and in the same manner as the payout of the accounts for the participant in the SDRP. Payouts for amounts contributed on or after January 1, 2005 occur at the time and in the manner elected by the Participant prior to the start of each calendar year. The NQSDRP is funded through a Rabbi Trust maintained with a corporate trustee.

The Company’s Employee Retirement Savings 401(k) Plan (“401(k) Plan”) allows all employees of the Company as of their first day of employment to set aside a portion of their compensation each year for their retirement needs up to the limits set by the Internal Revenue Code. The Company contributes a matching contribution of 50% of the first 6% of the employee’s contribution (i.e., up to 3% of an employee’s salary). Employee contributions are 100% vested immediately while Company contributions are subject to a graded vesting schedule: 20% per year until an employee is fully vested after 5 years of service. Participants are entitled to direct the investment of their accounts among various mutual funds selected by the Company’s Fiduciary Committee as well as a fund consisting of the common stock of the Company. Participants who retire or otherwise terminate employment are entitled to receive the vested portion of their account. The Nonqualified Salaried Employee Savings Plan (“Savings Plan”) allows qualifying management employees of the Company to elect to contribute an unlimited amount of their annual compensation on a tax-deferred basis. Participants elect prior to the start of each calendar year the date on which they wish to receive a payout of their contributions for the upcoming year and the earnings (or losses) attributed to those contributions. The Savings Plan is funded through a Rabbi Trust maintained with a corporate trustee.

Change of Control Arrangements

In January 2000, the Compensation Committee, upon advice received from independent compensation consultant Towers Perrin, recommended to the Board of Directors that Midland enter into change of control agreements with Joseph P. Hayden III, John W. Hayden, John I. Von Lehman and Paul T. Brizzolara. The agreements are intended to retain the services of these Named Executive Officers and provide for continuity of management in the event of any actual or threatened change in control of the Company. Also, in January 2000, the Committee recommended that an Employee Retention Plan be implemented to provide certain benefits to other officers of Midland and its subsidiaries in the event of a change of control. As presently written, the officers covered by the Employee Retention Plan include W. Todd Gray and Paul F. Gelter, also Named Executive Officers of the Company.

The “double trigger” agreements and retention plan provide that, in the event of a change of control where the executive also loses his job or suffers a material change in responsibilities, the executive will have specific rights and receive certain benefits. Under both the agreements and retention plan, a “change of control” is deemed to occur if a shareholder who is not presently a shareholder of Midland acquires more than 33 1/3% of Midland’s outstanding common stock, a majority of the directors of Midland are persons who were not directors when the agreements were entered into and were not nominated to serve by the existing directors, or the shareholders of Midland approve any merger, consolidation or reorganization involving Midland.

If a change of control should occur with respect to Midland and Joseph P. Hayden III, John W. Hayden and/or John I. Von Lehman should be terminated, or for good reason resign, from employment with Midland, the Company would be obligated to pay the officer: a lump sum severance payment equal to three times the executive officer’s then current annual salary and targeted annual bonus paid or payable; continuation of health, medical, dental, long-term disability and life benefits for three years after the termination of employment; the value of three additional calendar years of Company contributions to the Company’s Qualified and Nonqualified Self-Directed Retirement and Qualified and Nonqualified Savings Plans; and the immediate vesting of any outstanding stock options and performance shares granted to such executive officer.

If a change of control should occur with respect to Midland and Paul T. Brizzolara should be terminated, or for good reason resign, from employment with Midland, the Company would be obligated to pay him: a lump sum severance payment equal to two times his then current annual salary and targeted annual bonus paid or payable; continuation of health, medical, dental, long-term disability and life benefits for two years after the termination of employment; the value of two additional years of service under the Company’s Salaried Employees Pension Plan and Supplemental Retirement Plan; and the immediate vesting of any outstanding stock options and performance shares granted to him.

If a change of control should occur with respect to Midland and W. Todd Gray and/or Paul F. Gelter should be terminated, or for good reason resign, from employment with Midland, the Company would be obligated to pay the officer: a lump sum severance payment equal to one and one-half times the executive officer’s then current annual salary and targeted annual bonus paid or payable; continuation of health, medical, dental, long-term disability and life benefits for one and one-half years after the termination of employment; the value of one and one-half additional calendar years of Company contributions to the Company’s Qualified Self-Directed Retirement and Qualified Savings Plan; and the immediate vesting of any outstanding stock options and performance shares granted to such executive officer.

If a change of control and termination of employment had occurred as of December 31, 2006, we estimate that the value of the benefits under the Change of Control Agreements and Employee Retention Plan would have been as follows:

Estimated Current Value of Change of Control Payments

Name	Cash Severance Payments ($)		Bonus in Year of Separation ($)	Equity-Based Awards ($)		Retirement ($)(2)	Miscellaneous Benefits ($)(3)	Estimated Amount of Excise Tax Gross-up ($)
				Performance Shares ($)	Stock Options ($)
John W. Hayden	$3,108,000		$476,000	$1,097,412	$222,726	—	$649,579	$2,353,918
John I. Von Lehman	$1,597,500		$177,500	$465,855	$90,387	—	$314,919	$1,094,364
W. Todd Gray	$266,264	(1)	$92,875	$116,411	$23,068	—	$137,635	—
Joseph P. Hayden III	$3,108,000		$476,000	$1,097,412	$222,726	—	$801,292	$2,460,778
Paul T. Brizzolara	$810,000		$135,000	$300,572	$57,317	$69,393	$92,150	$596,847
Paul F. Gelter	$230,399	(1)	$136,278	$294,070	$55,825	—	$148,456	—

(1)	Under the Employee Retention Plan, W. Todd Gray and Paul F. Gelter’s severance payments are cut back to prevent 280G excise taxes from being triggered.
(2)

Mr. Brizzolara is the only Named Executive Officer who continued with the defined benefit pension plan, and therefore, is the only Named Executive Officer who receives severance payments relative to the Company’s Supplemental Retirement Plan.

(3)

Amounts reflect payments for (i) continuation of health, medical, dental, long-term disability and life insurance benefits, (ii) contributions to the Qualified and Nonqualified Self-Directed Retirement and Qualified and Nonqualified Savings Plan (as applicable), (iii) fringe benefits, and (iv) outplacement services.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under our compensation plans as of December 31, 2006:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	1,582,000	(1)	$23.00	978,000
Equity compensation plans not approved by security holders	—		—	—

Total	1,582,000		$23.00	978,000

(1)

In addition to 1,582,000 outstanding options, performance shares have been granted to certain senior-level officers. The ultimate number of shares that may be issued will range between 0 and 211,260 depending on the achievement of certain corporate financial objectives.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relatives of Directors and Executive Officers Employed by Midland

We encourage employees at all levels to refer people they know, including relatives, for employment at the Company. We describe our employment relationships during 2006 with immediate family members of directors and executive officers below. An “immediate family member” includes a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, and brother or sister-in-law. Our description includes only those employees with annual compensation exceeding $120,000 and the nature of the relationship between such employee and a Midland director or executive officer. The amounts indicated include 2006 salary and bonus earned and stock options awarded. Mike Jackson is the brother-in-law of Joseph P. Hayden III and was paid $134,136.

On January 1, 2006, we entered into a Non-Solicitation and Consulting Agreement with Thomas R. Hayden. Under the Agreement, Mr. Hayden, who resigned from the Company on December 31, 2005, agreed not to solicit our employees for employment or solicit our customers and business partners. In exchange, we paid Mr. Hayden $192,106 and provided our standard medical insurance coverage to him and his immediate family until December 31, 2006.

Transactions with Directors

At the time of their retirements, J. P. Hayden, Jr. and Michael J. Conaton were participants in Midland’s Non-Qualified Self-Directed Retirement Plan. At the time of his retirement, John R. LaBar was a participant in Midland’s Non-Qualified Pension Plan with pension benefits scheduled to be paid out in the form of a lifetime annuity. In 2006, Mr. LaBar, a director of Midland and, until December 31, 1998, Vice President and Secretary of Midland, received $96,217 in benefit payments under Midland’s pension plans.

We have engaged the law firm of Keating Muething & Klekamp PLL (“KMK”) to handle certain legal matters. William J. Keating, Jr., a director of Midland, is a partner of the firm. We have also engaged the law firm of Katz, Teller, Brandt & Hild LPA (“Katz”) to handle certain legal matters. William T. Hayden, a director of Midland, is a partner of the firm. Payments by us to each of KMK and Katz did not exceed five percent of either law firm’s respective gross revenues in the last fiscal year of either such firm.

As disclosed in the “Management’s Discussion and Analysis of Financial Condition and Operations” in the Company’s Annual Report to Shareholders, certain executive officers, directors and shareholders participate in Midland’s Commercial Paper Program pursuant to which such persons purchased commercial paper of the Company at the then current rate offered by us to all purchasers, which was the Dealer Commercial Paper Rate as reported in the Midwest edition of the Wall Street Journal. Directors with balances in the Program in excess of $120,000 follow, along with their maximum investment in 2006: J.P. Hayden, Jr. ($1,665,000), Michael J. Conaton ($123,000) and John W. Hayden ($162,000).

Review and Approval of Transactions with Related Persons

The Company’s Audit Committee follows certain policies and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as we may recommend. Except as described otherwise in this Proxy Statement, any matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of votes cast.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by executing and returning, at your earliest convenience, the accompanying proxy in the enclosed, postage-prepaid envelope.

DIRECTIONS TO THE MIDLAND COMPANY

ANNUAL SHAREHOLDERS MEETING APRIL 26, 2007

FROM I-75 OR I-71 IN THE GREATER CINCINNATI AREA

I-275 East

Exit Beechmont/Amelia (Rt. 125)

Turn east on Rt. 125

Drive approximately 3 miles

Turn left onto Bach Buxton Rd. (traffic light)

Drive approximately one half mile

Turn right onto Midland Boulevard

FROM DOWNTOWN CINCINNATI

I-471 South

I-275 North/East to Columbus

Exit Beechmont/Amelia (Rt. 125)

Turn right (east on Rt. 125)

Drive approximately 3 miles

Turn left onto Bach Buxton Rd. (traffic light)

Drive approximately one half mile

Turn right onto Midland Boulevard

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

John I. Von Lehman
The Midland Company
7000 Midland Boulevard
Amelia, Ohio 4540102
or call us at (513) 943-7100.
By Order of the Board of Directors

/s/ John I. Von Lehman
JOHN I. VON LEHMAN
Executive Vice President, and Secretary
Amelia, Ohio
March 23, 2007

ANNEX A

THE MIDLAND COMPANY BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

I.

The Committee’s Purpose. The Committee, consisting of no fewer than three members, all of whom shall meet the independence and experience requirements of NASD and SEC rules and regulations, is appointed by the Board of Directors for the primary purposes of:

A.	Assisting the Board in its oversight of:

1.	the quality and integrity of the Company’s financial statements;

2.	the Company’s compliance with legal and regulatory requirements;

3.	the independent auditor’s qualifications and independence; and

4.	the Company’s internal audit function and independent auditors.

B. Preparing the annual Audit Committee Report to be included in the Company’s proxy statement.

C. Overseeing the Company’s charitable donations.

II.

The Committee’s Duties and Responsibilities. Company management is responsible for preparing financial statements; the Committee’s primary responsibility is oversight. To carry out this responsibility, the Committee will undertake the following activities:

A.	General

1.

To develop and maintain free and open means of communication with the Board, the Company’s independent auditors, the Company’s internal auditors and the financial and general management of the Company;

2.	To perform any other activities as the Committee deems appropriate, or as are requested by the Board, consistent with this Charter, the Company’s By-Laws and applicable law;

3.	To review, maintain and update, as appropriate, this Charter, which will be published on the Company’s website and disclosed as required by applicable law;

4.	To review and preapprove related-party transactions in accordance with applicable rules and regulations; and

5.	To review with the Board any significant issues that arise with respect to the items listed in I.A.1 through I.A.4 above.

B.	The Company’s Financial Statements and Published Information.

1.	At least annually, to review:

a.

major issues regarding accounting principles and financial statement presentations including any significant changes in the Company’s selection or application of accounting principles, as well as the clarity and completeness of the Company’s financial statements and items that impact the representational faithfulness, verifiability and neutrality of accounting information;

b.

analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

c.	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

2.

To discuss the annual audited financial statements and quarterly financial statements (including matters outlined in SAS No. 61, Communications with Audit Committees) with Company management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s SEC filings.

3.

To discuss, as the Committee deems appropriate, the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies. These discussions need not occur in advance of each release or each provision of guidance.

4.

To receive an oral report, at least annually, from the Company’s General Counsel concerning legal and regulatory matters that may have a material impact on the financial statements or on the Company’s contingent liabilities and risks.

C.	Performance and Independence of the Company’s Independent Auditors.

1.	At least annually, to obtain and review a written report by the independent auditors describing:

a.	the independent auditing firm’s internal quality control procedures;

b.	any material issues raised by the most recent internal quality control review, or peer review, of the independent auditing firm;

c.	any material issues raised by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditing firm;

d.	any steps taken to deal with any issues raised in such internal quality control reviews, peer reviews or governmental or professional authority inquiries or investigations; and

e.	all relationships between the independent auditor and the Company.

2.

To annually evaluate the independent auditor’s qualifications, performance and independence, including a review and evaluation of the lead partner, taking into account the opinions of Company management and the Company’s internal auditors, and to report its conclusions to the Board.

3.	To assure regular rotation of the lead audit partner, as required by law.

4.	To periodically meet separately with independent auditors.

5.	To set clear hiring policies for employees or former employees of the independent auditors.

D.	The Review of Services and Audit by the Company’s Independent Auditors.

1.

To appoint, retain (with subsequent submission to the Company’s shareholders for ratification), compensate, oversee, evaluate and terminate the Company’s independent auditors, with sole authority to approve all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors (these responsibilities may not be delegated to Company management).

2.

At least annually, to pre-approve all audit and non-audit services to be provided to the Company by its independent auditors and establish policies and procedures for the engagement of the independent auditor to provide permitted non-audit services (this responsibility may not be delegated to Company management and, to the extent that this responsibility is delegated to one or more members of the Committee, such member(s) must report such pre-approvals at the next scheduled meeting of the Committee).

3.	To ensure that the Company’s independent auditors do not perform any non-audit services that are prohibited by law or regulation.

4.	To review the scope of the annual audit to be performed by the Company’s independent auditors.

5.	To review with the independent auditor any audit problems or difficulties encountered in the course of the audit work, and Company management’s responses.

6.	To review the audit report and recommendations submitted by the Company’s independent auditors.

7.	To review the report required by Section 10A(k) of the Securities Exchange Act of 1934 from the independent auditor concerning:

a.	Critical accounting policies and practices to be used in the audit;

b.

Alternative treatments of financial information within GAAP that have been discussed with Company management, ramifications of the use of such alternative disclosure and treatments, and the treatment preferred by the independent auditor; and

c.	Other material written communications between the independent auditors and Company management, such as any management letter or schedule of unadjusted differences.

E.	The Performance of the Company’s Internal Audit Function.

1.	To periodically meet separately with internal auditors.

2.	To review and approve the annual internal audit plan.

3.

To receive and review summaries and reports from the internal auditors with respect to their review of the operations of the Company and the systems of internal controls and, where deemed appropriate, management’s responses thereto.

4.	To review and discuss with Company management the activities, organizational structure, staffing and qualifications of the internal audit function.

F.	Controls Within the Company.

1.	To periodically meet separately with Company management including senior finance and accounting management.

2.	To annually review and discuss with Company management major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

3.	To receive quarterly a report from the Company’s Chief Executive and Chief Financial Officer describing:

a.	all significant deficiencies in the design or operation of internal controls which could adversely affect the issuer’s ability to record, process, summarize and report financial data; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

4.	To establish procedures for:

a.	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

b.	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

5.	To review and discuss with Company management the adequacy and effectiveness of the Company’s disclosure controls and procedures.

III.	Authority to Retain Experts. The Committee has the authority to select, direct and, if appropriate, terminate such experts as it deems necessary in the performance of its duties.

IV.

Annual Performance Evaluation of the Committee. At least annually, the Committee will evaluate how well it has fulfilled its purpose during the previous year, and will report its findings to the full Board.

V.

Audit Committee Financial Expert. At least one member of the Committee must have accounting or related financial management expertise as determined by the Board in accordance with applicable listing standards.

The Midland Company

c/o National City Bank

Shareholder Services Operations

Locator 5352

P. O. Box 94509

Cleveland, OH 44101-4509

Proxy must be signed and dated below.

Please fold and detach card at perforation before mailing.

THE MIDLAND COMPANY	PROXY / VOTING INSTRUCTION FORM

This Proxy is solicited on Behalf of the Board of Directors for the Annual Meeting to be held on April 26, 2007.

The undersigned hereby appoints JOSEPH P. HAYDEN III, JOHN W. HAYDEN and JOHN I. VON LEHMAN proxies of the undersigned to vote cumulatively or otherwise all shares of Common Stock which the undersigned would be entitled to vote on the matters specified below and in their discretion with respect to such other business as may properly come before the Annual Meeting of Shareholders of The Midland Company to be held on April 26, 2007 at 8:30 A.M. Eastern Time at The Midland Company, 7000 Midland Boulevard, Amelia, Ohio or any adjournment of such Annual Meeting.

Dated: 2007

Signature of Stockholder

Signature of Stockholder

IMPORTANT: Please sign exactly as your name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all must sign.

DIRECTIONS TO THE MIDLAND COMPANY

ANNUAL SHAREHOLDERS MEETING

APRIL 26, 2007

FROM I-75 OR I-71 IN THE GREATER CINCINNATI AREA	FROM DOWNTOWN CINCINNATI

I-275 East	I-471 South
Exit Beechmont/Amelia (Rt. 125)	I-275 North/East to Columbus
Turn east on Rt. 125	Exit Beechmont/Amelia (Rt. 125)
Drive approximately 3 miles	Turn right (east) on Rt. 125
Turn left onto Bach Buxton Rd. (traffic light)	Drive approximately 3 miles
Drive approximately one half mile	Turn left onto Bach Buxton Rd. (traffic light)
Turn right onto Midland Boulevard	Drive approximately one half mile
Turn right onto Midland Boulevard

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of

Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed

envelope.

Please fold and detach card at perforation before mailing.

The Midland Company	Proxy / Voting Instruction Form

This proxy will be voted in accordance with specification made. If no choices are indicated, this proxy will be voted for the nominees listed in Proposal 1 and FOR Proposal 2.

1.	To elect four members of the Board of Directors.

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
(except as otherwise marked below)	to vote for all nominees listed below

Instructions: To withhold authority to vote for any individual nominee, draw a line through that nominee’s name listed below.

J.P. Hayden, Jr.	William T. Hayden	John M. O’Mara	Francis Marie Thrailkill, OSU Ed. D.

2.	To ratify the appointment of Deloitte & Touche LLP as Midland’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(This proxy is continued and to be signed on the reverse side.)